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                                                                      EXHIBIT 99


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
DATE:  DECEMBER 31, 1997     LIDAK PHARMACEUTICALS   CONTACT:   JEFFERY B. WEINRESS
                                 NEWS RELEASE                   VICE PRESIDENT/CFO
RELEASE DATE:  IMMEDIATE                                        LIDAK Pharmaceuticals
                                                                (619) 558-0364, ext. 242

                                                                STEVEN ROUHANDEH OR
                                                                JEFFREY B. DAVIS
                                                                STARTUP SOLUTIONS LLC
                                                                (212) 554-4158
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                  LIDAK PHARMACEUTICALS REPORTS CANCELLATION OF
                   BRISTOL-MYERS SQUIBB NORTH AMERICAN LICENSE

        LA JOLLA, CALIFORNIA -- December 31, 1997 -- LIDAK Pharmaceuticals (NASDAQ NM: LDAKA) announced today that it has received a notice of cancellation from Bristol-Myers Squibb Company (NYSE: BMY) of their license to market LIDAK's new topical herpes drug, LIDAKOL(R), in North America. The cancellation notice came one week after LIDAK submitted a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) for marketing approval for the drug.

        Commenting on the announcement, Dr. David H. Katz, LIDAK's president and chief executive officer, stated, "We have no specific explanation for this cancellation, except that it does not relate to the therapeutic potential of LIDAKOL as a new treatment for recurrent herpes outbreaks. Although disappointing, this turn of events now frees LIDAK to structure new arrangements for marketing LIDAKOL in North America that could result in higher revenues to the Company. We are actively exploring appropriate business strategies to accomplish this end."

      LIDAK Pharmaceuticals is developing therapeutic products against virally caused diseases, allergies and asthma, inflammatory disorders and cancer.

                                      # # #



        The information contained in this press release, including any forward looking statements contained herein, should be reviewed in conjunction with the Company's Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth many risks and uncertainties related to the Company's business and such statements, including risks and uncertainties related to drug development and clinical trials. Final review decisions made by the FDA and other regulatory agencies concerning clinical trial results are unpredictable and outside of the influence and/or control of the Company.